Exhibit 77D

Change to Fund's Investment
Objectives and Policies(Unaudited)

In August 2005, the Fund's Board of
Directors approved the following
changes in investment strategies.
The changes became effective on
November 14, 2005, after a 60 day
notice period.

Non-Income Producing Common Stocks

The Fund may invest up to 15 percent
of its total assets in non-income
producing common stocks, as set
forth in the following paragraph:

The Fund's primary investment
objective is high current income.
Capital appreciation is a secondary
objective.  Under normal market
conditions, the Fund will invest at
least 50% of its total assets in a
wide variety of income generating
equity securities, including
dividend paying common stocks,
convertible securities, preferred
stocks and other equity related
securities (collectively, "Income
Generating Equity Securities") of
U.S. and foreign issuers.  The
balance of the Fund's total assets
will generally be invested in non-
convertible debt securities
consisting primarily of corporate
and government bonds of U.S. and
foreign issuers.  The Fund may also
invest up to 15% of its total assets
in non-income producing common
stock.  There is no assurance that
the Fund will achieve its investment
objectives.

Security Selection Process

The Fund will adhere to the
following policy regarding the
selection of securities:

In selecting investments for the
Fund's portfolio, Delaware
Management Company (the "Manager")
employs a yield-oriented and value
driven approach.  The Manager
analyzes economic and market
conditions, and assesses the income
and potential for appreciation that
can be achieved from the equity
investments being considered.  The
Manager will then apply fundamental
analysis to identify the equity
securities that it believes can best
help the Fund meet its investment
objectives.  The industry sector
weightings in the Income Generating
Equity Securities (as defined above)
portion of the Fund's portfolio will
be determined based on the Manager's
investment research efforts.

This new policy replaces the
following policy regarding the
selection of securities:

In selecting investments for the
Fund's portfolio, the Manager
employs a yield-oriented and value
driven approach. A preponderance of
the Income Generating Equity
Securities in the Fund's portfolio
will be selected by the Manager from
among the top two quintiles in terms
of yield of all Income Generating
Equity Securities in each country in
which the Fund invests, as
determined by the Manager.  Foreign
countries are selected by the
Manager based upon an evaluation of
yield and total return over market
cycles in the specific country.
After identifying such Income
Generating Equity Securities, the
Manager will then apply fundamental
investment analysis and, with
respect to foreign securities,
consider the effect the effect of
currency risk, to select the Fund's
specific portfolio securities. The
industry sector weightings in the
Income Generating Equity Securities
portion of the Fund's portfolio will
be determined based on the Manager's
investment research efforts.

Definition of Common Stock

The Fund will adhere to the
following definition of common
stock:

Common stock is defined as shares of
a corporation that entitle the
holder to a pro rata share of the
profits of the corporation, if any,
without a preference over any other
shareholder or class of
shareholders, including holders of
the corporation's preferred stock
and other senior equity.  Common
stock usually carries with it the
right to vote and frequently an
exclusive right to do so.  Holders
of common stock also have the right
to participate in the remaining
assets of the corporation after all
claims are paid, including those of
debt securities and preferred stock.
In selecting common stocks for
investment, the Manager will
generally focus on a variety of
factors, including, among other
things, the earnings and cash flow
potential and the asset value of the
issuer.